Exhibit 99.2

JAMES L. MINTER

1480 Schroeder Road
Powhatan, VA 23139
Phone (804) 598-3570
Fax (804) 231-9517

March 31, 2006

Dear Bruce:

Yesterday afternoon at 4:41 p.m., you emailed me, Julian, John and Dean a copy of a proposed SEC Form 8K. You represented that the document was prepared by Troutman Sanders. You further represented that, “under SEC regulations,” I had an opportunity to furnish the Company with a letter stating whether I agreed with the statements made in the filing “and, if not, stating the respects in which you do not agree.

This afternoon, you advised me that the 8K was actually filed at 5:30 p.m. (March 31, 2006) YESTERDAY! You gave me no opportunity to state my disagreement.

The 8K must be amended. Your 8K is false in the following respects: First, I did not vote on the corporate policy that you and a handful of Board members proposed. I resigned before any “vote” was taken. Second, the corporate policy is not related to “best practices of the board of directors of the Company and its subsidiary banks.” The corporate policy is a means of control and domination of the subsidiary banks by the Company.

In accordance with your email and our telephone call, please file this email with the SEC as an exhibit by an amendment to the previously filed 8K within two (2) business days. I would also like a copy of the SEC regulations you referred to in yesterday’s email.

Regretfully,

/s/ James L. Minter
James L. Minter

Cc:	TFC Board of Directors
Steven S. Biss